Exhibit 5.1

31 January 2024

Matter No.: 837324 / 109652982

(852) 2842 9521

Flora.Wong@conyers.com

Amer Sports, Inc.

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sir/Madam,

Re: Amer Sports, Inc. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 31 January 2024 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 54,071,391 ordinary shares par value EUR0.0300580119630888 per share (the “Ordinary Shares”) to be issued pursuant to (i) Amer Sports, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”); (ii) Amer Sports, Inc. 2023 Stock Option Plan Rules (the “2023 Plan”); and (iii) Amer Sports, Inc. 2019 Stock Option Plan Rules (the “2019 Plan” collectively with the 2024 Plan and 2023 Plan, the “Plans”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the Registration Statement; and

1.2.	a copy of each Plan.

We have also reviewed:

1.3.	a copy of the Second Amended and Restated Memorandum and Articles of Association of the Company conditionally adopted on 3 January 2024 to become effective immediately prior to the closing of the Company’s initial public offering of Ordinary Shares (the “Listing M&As”);

1.4.	copies of resolutions in writing of all of the directors of the Company passed on 3 January 2024, minutes of an extraordinary general meeting of shareholders of the Company held on 3 January 2024 and resolutions in writing of all of the directors of the Company passed on 30 June 2023 (collectively, the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 17 January 2024 (the “Certificate Date”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and the other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended (other than pursuant to the subsequent Resolutions);

2.5.	that the Listing M&As will become effective immediately prior to the closing of the Company’s initial public offering of Ordinary Shares;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

2.8.	that upon issue of any Ordinary Shares by the Company under any of the Plans, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	Sthe validity and binding effect under U.S. federal law of the Registration Statement and of the laws of England (U.S. federal law or the laws of England, the “Foreign Laws”) of the 2019 Plan and 2023 Plan in accordance with their respective terms and that the Registration Statement will be duly filed with the Commission and have become effective prior to the issue by the Company of any Ordinary Shares under the Plans; and

2.10.	that on the date of issuance of any of the Ordinary Shares, (i) the Company will have sufficient authorised but unissued Ordinary Shares, and (ii) the Company is and after issuing such Ordinary Shares will be able to pay its debts.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Ordinary Shares pursuant to any provision of a Plan that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation.

3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	The Ordinary Shares, when issued and paid for in accordance with the relevant Plan, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman